Exhibit 99.1

LKQ Corporation and Ford Renew Patent License Agreement

Chicago, IL (April 9, 2015) - LKQ Corporation (Nasdaq:LKQ) and Ford Global Technologies, LLC renewed their design patent license agreement, which was first entered into in April 2009. The license agreement grants to LKQ the exclusive right to distribute aftermarket replicas of Ford automotive parts covered by U.S. design patents.  The renewal is on substantially the same terms as the previous agreement except that the term now extends until March 2020.

“I am pleased to announce the signing of this renewal,” said Robert L. Wagman, President and Chief Executive Officer of LKQ. “LKQ and Ford have forged a mutually beneficial relationship that helps ensure that consumers continue to have the choice between original equipment and non-OE automotive parts.”

About LKQ Corporation

LKQ Corporation (www.lkqcorp.com) is a leading provider of alternative and specialty parts to repair and accessorize automobiles and other vehicles.  LKQ has operations in North America, the United Kingdom, the Netherlands, Belgium, France, Scandinavia, Australia and Taiwan. LKQ offers its customers a broad range of replacement systems, components, equipment and parts to repair and accessorize automobiles, trucks, and recreational and performance vehicles.

Joseph P. Boutross
LKQ Corporation
Director, Investor Relations
(312) 621-2793
jpboutross@lkqcorp.com